Exhibit 99.1

NEWS

One Horizon Group and Shareholder Zhanming Wu

Execute Settlement Agreement Resolving All Litigation

LONDON, October 17, 2018 – One Horizon Group (NASDAQ: OHGI) is pleased to report that OHGI, its Directors and shareholder Zhanming Wu have entered into a Settlement Agreement in connection with the actions commenced by Mr. Wu.

The Agreement provides for the immediate cessation of all litigation activities. Pursuant to the terms of the Agreement, OHGI will issue approximately 354,000 shares to Mr. Wu to reimburse a portion of the litigation expenses he incurred in connection with the actions; agree to the nomination of up to two individuals to OHGI’s Board of Directors, increasing the number of Directors to seven; redeem up to approximately 850,000 shares of OHGI’s common stock from affiliates of Mr. Wu should they request that OHGI do so; and facilitate the registration of certain common stock that Mr. Wu claims to hold.

“We are pleased that we have resolved our differences with Mr. Wu,” said Mark White, Founder and CEO of OHGI. “Now that the distraction of litigation is behind us, we look forward to closing several accretive transactions in the near future.”

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks include such factors as the inability to enter into agreements with parties with whom we are in discussions, the uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in the Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition and software company, which owns Love Media House, a full-service music production, artist representation and digital media business, Horizon Secure Messaging, an Asia-based secure messaging business, and Banana Whale Studios, a gaming software development company. OHGI also holds a majority interest in 123Wish, a subscription-based, experience marketplace. For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly/Jordan Darrow
(516) 236-7007
bkilkelly@darrowir.com